UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2014

RETROPHIN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36257	27-4842691
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 Third Avenue, 22nd Floor, New York, NY		10017
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (646) 837-5863

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2014, the Board of Directors (the “Board”) of Retrophin, Inc. (the “Company”) appointed Stephen Aselage as the Company’s Chief Executive Officer, effective immediately. Prior to such appointment, Mr. Aselage had been serving as the Company’s interim Chief Executive Officer. A press release announcing the appointment of Mr. Aselage as the Company’s Chief Executive Officer is attached hereto as Exhibit 99.1.

In connection with his appointment as the Company’s Chief Executive Officer, the Board (i) approved an increase in Mr. Aselage’s annual base salary to $480,000, (ii) approved an increase in Mr. Aselage’s bonus target percentage to 60% of his base salary, (iii) granted Mr. Aselage an option to purchase 300,000 shares of the Company’s common stock at an exercise price per share equal to $10.09 (the “Option”), which was the closing price of the Company’s common stock on the date of grant, and (iv) granted Mr. Aselage a restricted stock unit covering 100,000 shares of the Company’s common stock (the “RSU Award”). The shares subject to the Option shall vest in four equal quarterly installments starting on the first anniversary of the date of grant, and all the shares subject to the RSU Award will vest on the one-year anniversary of the date of grant; provided that if Mr. Aselage’s employment with the Company is terminated prior to the one-year anniversary of the date of grant, 1/12th of the shares subject to the RSU Award shall vest for each full month past the grant date that Mr. Aselage has provided services to the Company.

Biographical information for Mr. Aselage was provided in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2014.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of Retrophin, Inc. dated November 10, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETROPHIN, INC.

Dated: November 10, 2014	By:	/s/ Stephen Aselage
	Name:	Stephen Aselage
	Title:	CEO